Exhibit 5.5

[Letterhead of Buchalter]

August 14, 2019

International Lease Finance Corporation

10250 Constellation Boulevard, Suite 3400

Los Angeles, California 90067

Dear Ladies and Gentlemen:

We have served as California counsel to International Lease Finance Corporation (the “Company”), a California corporation and a wholly-owned subsidiary of AerCap Holdings N.V. (the “Parent Guarantor”), a public limited liability company existing under the laws of the Netherlands, in connection with the shelf registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on April 6, 2018 by AerCap Ireland Capital Designated Activity Company (the “Irish Issuer”), AerCap Global Aviation Trust (the “U.S. Issuer”, and together with the Irish Issuer, the “Issuers”), the Parent Guarantor, and the entities listed in the Table of Subsidiary Guarantors in the Registration Statement (together with the Parent Guarantor, the “Guarantors”). The Registration Statement includes a base prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus. The Prospectus provides for the offering of the following securities from time to time, together or separately in one or more series (if applicable): (i) debt securities of the Issuers (the “Debt Securities”) and (ii) the Guarantees (as defined below).

We are providing this opinion in connection with the offer and sale of $750,000,000 2.875% Senior Notes due 2024 (the “Notes”) pursuant to a Preliminary Prospectus Supplement dated August 7, 2019 (the “Preliminary Prospectus Supplement”) and a Prospectus Supplement dated August 7, 2019 supplementing the Preliminary Prospectus Supplement (the “Prospectus Supplement”).

The Notes will be issued pursuant to the Indenture (the “Base Indenture”), dated as of May 14, 2014 among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee, as amended by the Fifth Supplemental Indenture to the Base Indenture dated as of September 29, 2014 (the “Fifth Supplemental Indenture”); the Tenth Supplemental Indenture to the Base Indenture dated as of January 26, 2017 (the “Tenth Supplemental Indenture”); and the Twenty-First Supplemental Indenture to the Base Indenture dated as of the date thereof (the “Twenty-First Supplemental Indenture”, and together with the Base Indenture, the Fifth Supplemental Indenture, and the Tenth Supplemental Indenture, the “Indenture”). The Debt Securities are to be guaranteed on a senior unsecured basis by the Guarantors, including, but not limited to the Company, on the terms and subject to the conditions set forth in the Indenture (the “Guarantees”).

In giving this opinion, we have examined:

(a)	the Registration Statement;

(b)	the Preliminary Prospectus Supplement;

(c)	the Prospectus Supplement;

International Lease Finance Corporation

August 14, 2019

(d)	the Indenture;

(e)	the form of Notes (as contained in the Indenture);

(f)	the Guarantees (as contained in the Indenture);

(g)	the Restated Articles of Incorporation of the Company, dated as of October 22, 2008, as filed with the Secretary of State of the State of California (the “Articles of Incorporation”);

(h)	the Bylaws of the Company (the “Bylaws”);

(i)	a certificate of status of the Company issued by the Secretary of State of the State of California, dated as of July 3, 2019 (the “Good Standing Certificate”); and

(j)

a Secretary’s Certificate of the Company certifying as to (i) its Articles of Incorporation, (ii) its Bylaws, and (iii) Action by Unanimous Written Consent of the Board of Directors of the Company approving and authorizing the execution, delivery and performance of the Indenture and the Guarantees.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the registration of the Notes and related guarantees.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of such documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

In rendering the opinions in paragraph 1, we have relied solely upon the Good Standing Certificate, and such opinion is rendered as of the date of such certificate. We express no opinion as to the tax good standing of the Company in any jurisdiction.

Upon the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1) The Company is a corporation validly existing and in good standing under the laws of the State of California.

International Lease Finance Corporation

August 14, 2019

(2) The Company has the corporate power to enter into the Base Indenture and the Twenty-First Supplemental Indenture and perform its obligations under the Indenture and the Guarantees.

(3) The Base Indenture and the Twenty-First Supplemental Indenture have been duly authorized by all necessary corporate action of the Company and have been executed and delivered by the Company.

(4) The Guarantees have been authorized by all necessary corporate action of the Company.

The foregoing opinions are limited to the laws of the State of California, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K filed by AerCap Holdings N.V. on August 14, 2019 and incorporated by reference into the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Buchalter